Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Vesta Insurance Group, Inc. (the “Company”) and David W. Lacefield, an individual resident of Birmingham, Alabama (the “Executive”), and is joined in by J. Gordon Gaines, Inc. a Delaware corporation and Vesta Fire Insurance Corporation, an Alabama corporation, effective the 10th day of February, 2006 (the “Effective Date”).

RECITALS:

A. Vesta Insurance Group, Inc. is a holding company for a group of property and casualty insurance subsidiaries which offer primary insurance primarily on personal risks;

B. The Executive will serve as President and Chief Executive Officer of the Company;

C. The Company wishes to assure itself of the continued services of the Executive so that it will have the continued benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth; and

D. Certain capitalized terms used in this Agreement shall have the meanings given them in Section 16 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Employment

(a) The Company hereby agrees to employ the Executive as President and Chief Executive Officer of the Company and any other position agreed upon by the parties; the Company agrees to use its best efforts to cause the Executive to be elected as a member of the Board; and Executive hereby agrees to serve the Company in the foregoing capacities, upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position that may be set forth in the Company’s Bylaws or assigned by the Board from time to time.

(b) The Executive agrees to devote his full time and attention during normal business hours to the business and affairs of the Company and to use the Executive’s best efforts to carry out faithfully and efficiently the responsibilities assigned to the Executive hereunder; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) subject to the Company’s policies regarding such matters, serving as a director or member of an advisory committee of any corporation or other entity that is not in competition with the Company, or (iii) managing his personal investments, provided that such activities do not materially interfere with the Executive’s performance of his duties and responsibilities hereunder.

(c) The Company, in its sole discretion, may require that the Executive be designated an employee of one or more of the Company’s subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of the Executive by any such subsidiary or affiliate to facilitate the Company’s internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or the Executive hereunder.

2. Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for a term (the “Term”) initially of three (3) years from the Effective Date. At the end of the initial three (3) year Term and at the end of each one (1) year extension thereof, the Term shall be automatically extended for a one (1) year period unless written notice of non-extension is provided by either party to the other party at least 90 days prior to the end of the initial three (3) year Term or any such one (1) year period. In the event such notice of non-extension is provided by either party in accordance with this Section 2, this Agreement shall terminate at the end of the remaining Term then in effect and the Company shall have no further obligation to the Executive; provided, however that the Company shall pay to the Executive within thirty (30) days after the end of the remaining Term then in effect a lump sum cash payment equal to all Accrued Compensation plus the Pro Rata Bonus.

3. Compensation and Benefits. In consideration of the services rendered by the Executive during the Term, the Company shall pay or provide to the Executive the amounts and benefits set forth below.

(a) Salary. Executive shall receive an annual base salary of $450,000. The base salary shall be paid in accordance with the Company’s normal payroll practices. The Executive’s base salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the base salary shall not be decreased during the Term.

(b) Other Incentive Plans. The Executive shall participate in all annual and long-term bonus or incentive plans or arrangements in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, including, without limitation, the Company’s Cash Bonus Plan. The Executive’s incentive compensation opportunities under such plans and arrangements shall be determined from time to time by the Compensation Committee.

(c) Equity Incentives.

(i) Simultaneously with the execution of this Agreement, the Company shall grant to the Executive a ten (10) year option to purchase 485,000 shares of common stock of the Company at an exercise price equal to the fair market value of such common stock on the date of grant with vesting to occur twenty percent (20%) per year on each anniversary of the Effective Date (thus, one hundred percent (100%) at the end of five years), subject to the Executive’s continued employment through such date.

(ii) In addition to the option granted in Section 2(c)(i) above, the Executive shall be given consideration, at least annually, for the grant of additional options to purchase shares of the common stock of the Company. In addition, the Executive shall be given consideration to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by the Company from time to time for which executives of the Company of a comparable level are eligible to participate. The Executive’s awards under such plans and arrangements shall be determined from time to time by the Compensation Committee.

(d) Employee Benefits. The Executive shall be entitled to participate in employee benefit plans, programs, practices or arrangements of the Company in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

(i) long-term disability insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company; and

(ii) continued provision of life insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company;

(e) Fringe Benefits and Perquisites. The Executive shall be entitled to all fringe benefits and perquisites which are generally made available to executives of the Company of a comparable level from time to time. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

(i) provision of offices and secretarial staff;

(ii) vacation in accordance with the Company’s policy for other executives of a comparable level;

(iii) an automobile owned or leased by the Company of a make and model appropriate for the Executive’s position or, in lieu thereof, provision of a non-accountable automobile allowance in an amount to be determined from time to time by the Board or the Compensation Committee;

(iv) reimbursement of dues for Old Overton Country Club and payment of dues for a reasonable number of professional associations of which Executive is a member in furtherance of his duties hereunder; and

(v) reimbursement of all reasonable travel and other business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement, upon proper accounting in accordance with the Company’s normal practices and procedures for reimbursement of business expenses.

4. Termination.

(a) The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i) upon the resignation or death of the Executive;

(ii) by the Company due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

(iii) by the Company for Cause or without Cause, in either event upon delivery of a Notice of Termination to the Executive; or

(iv) by the Executive for Good Reason after a Change in Control upon delivery of a Notice of Termination to the Company.

(b) If the Executive’s employment with the Company is terminated during the Term (i) by reason of the Executive’s resignation or death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his death, the Executive’s estate) within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than as a result of Executive’s resignation or by the Company for Cause, the Pro Rata Bonus.

(c) If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

(i) the Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

(ii) for a period of the greater of (A) the remainder of the Term then in effect, (B) twelve (12) months following the Termination Date, or (C) twenty-four (24) months following the Termination Date if the Executive’s employment is terminated by the Company without Cause after a Change in Control or by the Executive for Good Reason, (the “Continuation Period”), the Company shall, at the end of each 30-day period following the Termination Date, pay to the Executive in cash an amount equal to one-twelfth of the sum of the Base Amount (including any increases in base salary) plus the Bonus Amount (including any increases in bonus amount); and

(iii) during the Continuation Period, or for such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies providing medical, dental, health, death and disability benefits if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Executive’s termination of employment; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

If, prior to a Change in Control, any event or condition described in the definition of Change in Control, Section 16(g), occurs or the Executive’s employment is terminated by the Company without Cause, and the Executive reasonably demonstrates that such event, condition or termination occurred (A) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, or (B) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, then the occurrence of such event or condition described in Section 16(g) shall constitute Good Reason for purposes of this Agreement, and such event, condition or termination shall be treated as occurring after the Change in Control for purposes of this Section 4(c), notwithstanding that it occurred prior to the Change in Control.

5. Confidentiality; Non-Competition and Non-Solicitation.

(a) During the Term and for twelve (12) months thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the consent of the Company; provided, however that any common law duty of confidentiality the Executive may have with respect to such confidential information and any fiduciary duty the Executive owe to the Company as a result of the Executive’s membership on the Board shall not be limited, curtailed or otherwise affected by this Section 5(a). All confidential information, records, files, documents and materials and copies thereof regardless of the medium in which they are preserved, relating to the Company’s business which the Executive shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and shall be immediately returned to the Company by the Executive upon the Executive’s termination of employment with the Company and on demand at any time by the Company.

(b) During the Term and thereafter for a period of time equal to the Continuation Period, the Executive agrees that he will not, directly or indirectly (i) enter into or engage in any phase of the business conducted by the Company in any state in which the Company is conducting business on the Termination Date, either as an individual for his own account, as partner or joint venturer, or as an employee, agent, consultant, advisor, officer, director, owner of an entity or otherwise; (ii) engage in the design, development, distribution, or sale of a product or service in competition with any product or service being marketed by the Company or planned by the Company; (iii) solicit or induce any employee of the Company to terminate such employment or to become an employee of any other person or entity; (iv) solicit business from any person, entity or organization which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the Termination Date, or from which the Executive knew or has reason to know that the Company planned to solicit business at the time of the Termination Date; or (v) in any way interfere with the relationship of the Company and any of its respective employees, customers, policyholders, suppliers, contractual parties or any other person with whom the Company has had business relations.

(c) The Executive agrees that the covenants set forth above in Section 5(b) are reasonable with respect to duration, geographical area and scope. In the event of a breach by the Executive of any covenant set forth in Section 5(b) of this Agreement, the term of such covenant shall be extended by the period of the duration of such breach. In the event that, any of the provisions of Section 5(b) shall be declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though said invalid or unenforceable provisions had not been included therein. In the event that any provision of Sections 5(b) shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the term, condition or aspect deemed reasonable and enforceable by the court shall be incorporated into the applicable section of this Agreement, shall replace the term, condition or aspect deemed by the court to be unreasonable and unenforceable, and shall remain enforceable to the fullest extent permitted by law.

(d) The Executive and the Company recognize and agree that the violation of the provisions of Sections 5(a) and (b) cannot be adequately or reasonably compensated in damages and that, in addition to any other relief to which the Company may be entitled by reason of such violation, it shall also be entitled to permanent and temporary injunctive and equitable relief. In addition to the foregoing sentence and notwithstanding any other provision in this Agreement to the contrary, if the Executive breaches the restrictive covenants set forth in Section 5(b), then the Executive shall forfeit all rights to any and all payments and benefits provided under Section 4(c)(ii) and (iii) then remaining; provided, however that the Executive shall remain subject to the restrictive covenants set for in Section 5(b) notwithstanding any such forfeiture.

(e) Sections 5(a) through (d) shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company.

6. Successors, Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company (including each of its subsidiaries), its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

7. Fees and Expenses.

(a) In the event that the Executive’s employment is terminated for any reason prior to a Change in Control, then the parties agree that in the event it becomes necessary to seek judicial remedies for the breach of this Agreement, the prevailing party will be entitled, in addition to all other legal and equitable remedies, to recover from the non-prevailing party all costs of such judicial action, including but not limited to reasonable attorneys’ fees and expenses incurred in enforcing the terms of this Agreement.

(b) In the event that the Executive’s employment is terminated for any reason after a Change in Control, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.

8. Notice. All notices and other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service that provides written proof of delivery, and shall be addressed as follows (or to such other address as either party shall have furnished to the other in writing in accordance herewith):

If to the Executive:	David W. Lacefield
8145 Castlehill Road
Birmingham, Alabama 35242

If to the Company:	Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243
Attention: Chairman of the Board
Copy to: General Counsel

9. Settlement of Claims. Except as otherwise expressly provided in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama without giving effect to the conflict of laws principles thereof.

12. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreement, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof,

14. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, each shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including without limitation, (i) base salary, (ii) deferred compensation accumulated under any plan, arrangement or agreement; provided that any payment of such deferred compensation be made in accordance with such plan, arrangement or agreement and, provided further that such payment of any deferred compensation does not violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to Termination Date, and (iv) bonuses and incentive cash compensation (other than the Pro Rata Bonus).

(b) “Base Amount” shall mean the greater of the Executive’s annual base salary (i) at the rate in effect on the Termination Date or (ii) the highest rate in effect at any time during the 90-day period prior to a Change in Control, and shall include all amounts of his base salary that are deferred under any plans, arrangements or agreements of the Company or any of its affiliates.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus Amount” shall mean the greater of (i) the most recent annual cash bonus paid or payable to the Executive, or, if greater, the annual cash bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual cash bonuses paid or payable during the three full fiscal years ended prior to the Termination Date, or, if greater, the three full fiscal years prior to a Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

(e) The “Cash Bonus Plan” shall mean the Company’s discretionary cash bonus incentive program as in effect from time to time.

(f) “Cause” shall mean (i) any act of misconduct or dishonesty that is injurious to the Company; (ii) any act of fraud, embezzlement, theft or any crime of moral turpitude (without necessity of formal civil or criminal proceedings being initiated); (iii) violation of a material Company policy or procedure that results in injury to the Company; (iv) suspension and/or a temporary prohibition from participating in conduct of the Company’s or an affiliate’s affairs by reason of an applicable law or regulation; (v) impeding or endeavoring to influence, obstruct or impede or failing to materially cooperate with an investigation authorized by the Board, a self-regulatory organization or a governmental department or agency; (vi) failure to perform any material aspect of the duties and obligations assigned to the Executive with a level of competence and diligence required by the Company; or (vi) any material breach of this Agreement by the Executive.

(g) A “Change in Control” shall mean the occurrence during the Term of any of the following:

(i) when any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company or any entity controlled by or with the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) when, during any period of two (2) consecutive years during the Term, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, a majority of the directors at the beginning of such period; or

(iii) the occurrence of a transaction requiring approval by the holders of the Company’s voting securities for the acquisition of the Company (or substantially all of its assets) by an entity other than the Company through purchase of assets, or by merger, or otherwise, unless following such transaction more than fifty percent (50%) of the combined voting power of the entity resulting from such transaction is owned, directly or indirectly, by individuals or entities who were beneficial owners of voting securities of the Company prior to such transaction.

(h) “Compensation Committee” shall mean the Compensation Committee of the Board.

(i) “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness for a period of six consecutive full months, or for a period of eight full months during any 12-month period. The Executive’s employment shall terminate in such a case on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless (i) the Executive is eligible for the long-term disability benefits set forth in Section 3(d)(i) hereof and (ii) the Executive receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(j) “Effective Date” shall mean the day and year first above written.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Good Reason” shall mean the occurrence at any time within two (2) years following a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i) (A) a change in the Executive’s status, office, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Executive of any duties or responsibilities which are materially inconsistent with his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; (C) any removal of the Executive from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility; or (D) any other change in condition or circumstances that makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office that existed at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(ii) a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty days of the date due;

(iii) the Company’s requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to a Change in Control, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v) any material breach by the Company of this Agreement;

(vi) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

(vii) the failure of the Company to comply with and satisfy its obligations under Section 6(a) hereof.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(m) “Notice of Termination” shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination and indicates the specific termination provision in this Agreement relied upon.

(n) “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

(o) “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

17. Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive. To the extent that any payments or benefits to be provided to the Executive under this Agreement result in the deferral of compensation under Section 409A of the Code, and if the Executive is a “Key Employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then any such payments or benefits shall not be paid or provided to the Executive until the earlier of (i) six months and one day after the Executive’s separation from service or (ii) any other date permitted under Section 409A of the Code.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, effective as of the date first above written.

VESTA INSURANCE GROUP, INC.
Vesta Insurance Group, Inc.
By:	/s/ Donald W. Thornton
Its:	Sr. V. P.

J. GORDON GAINES, INC.

J. Gordon Gaines, Inc.
By:	/s/ Donald W. Thornton
Its:	Sr. V. P.

VESTA FIRE INSURANCE CORPORATION

Vesta Fire Insurance
By:	/s/ Steven P. Russell
Its:	Sr. V. P.

EXECUTIVE:

/s/ David W. Lacefield
David W. Lacefield